UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 31, 2017

JMP Group LLC

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36802	47-1632931
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 Montgomery Street, Suite 1100, San Francisco, California 94111
(Address of Principal Executive Offices, including zip code)

415-835-8900
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.     Entry in to a Material Definitive Agreement

The information in Item 2.03 is incorporated herein by reference.

Item 2.03.     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 31, 2017, JMP Group LLC (the “Company”) established, through its affiliate JMP Credit Advisors CLO V Ltd., a Cayman Islands vehicle (the “Borrower”), a $200 million revolving credit facility (the “Facility”) with BNP Paribas to finance the acquisition of a portfolio of assets, including certain debt obligations. A subsidiary of the Company, JMP Credit Advisors LLC, will act as collateral manager with duties including the selection of assets to be acquired by the Borrower.

All borrowings under the Facility will be subject to the satisfaction of certain customary covenants, the accuracy of certain representations and warranties, concentration limitations and other restrictions. The Facility will be primarily secured by a portfolio of collateral that includes certain debt obligations that are eligible for acquisition by the Borrower.

The Borrower is subject to mandatory prepayments under the Facility upon the occurrence of certain events. In addition, the Borrower may make optional prepayments under the Facility.

The Facility was established to fund the purchase of a diverse pool of loans. The Facility is structured to have a twelve month revolving period ending July 30, 2018, and a ten-month amortization period. The Facility will have a market standard advance rate and any outstanding balances will bear interest at standard market interest rates based on LIBOR.

The Company will make a filing with the SEC in the event that a CLO transaction closes with the details of its material terms. Further, the Company intends to consolidate the loan portfolio until its maturity and expects to account for the transaction on its balance sheet as non-recourse debt.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JMP Group LLC

Date: August 1, 2017	By:	/s/ Raymond Jackson
Raymond Jackson
Chief Financial Officer